                                                                    Exhibit 23.3

                           CONSENT OF KIRKLAND & ELLIS


                  We hereby consent to the filing of our opinion dated April 29, 1999 addressed to CORT Business Services Corporation as an exhibit to the Proxy Statement/Prospectus of CORT Business Services Corporation dated July 27, 1999, and the reference to such opinion on page 25 of the Proxy Statement/Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations promulgated thereunder.


                                                                KIRKLAND & ELLIS